THIRD AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

FOR ULTIMUS MANAGERS TRUST

THIS THIRD AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the “Agreement”), dated as of January 22, 2020, is made and entered into by and between the ULTIMUS MANAGERS TRUST, an Ohio business trust (the “Trust”), on behalf of each series of the Trust set forth on Schedule A attached hereto (each a “Fund”), and Lyrical Asset Management, LP, a Delaware limited partnership (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser (the “Advisory Agreement”); and

WHEREAS, the Trust and the Adviser entered into that certain Expense Limitation Agreement (the “Original Expense Limitation Agreement”), dated January 21, 2014, under which the Adviser agreed to limit the expenses of the Fund in order to help maintain the Fund’s expense ratio within a certain operating expense limit; and

WHEREAS, the Trust and the Adviser caused the Original Expense Limitation Agreement to be amended and restated in its entirety pursuant to an Amended and Restated Expense Limitation Agreement (the “Amended and Restated Expense Limitation Agreement”), dated April 14, 2017; and

WHEREAS, the Trust and the Adviser wish to amend and restate the Amended and Restated Expense Limitation Agreement to more precisely state the applicable maximum operating expense limit of the Fund, extend the term of the agreement and make changes; and

WHEREAS, the Fund may, from time to time, invest in affiliated or unaffiliated money market funds or other investment companies such as exchange-traded funds (“ETFs”), such underlying investments collectively referred to herein as “Acquired Funds”;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.       The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and/or reimburse other expenses of each Fund, through the applicable termination date set forth on Schedule A, to the extent necessary to limit the total operating expenses of each class of shares of the Fund (exclusive of brokerage costs, taxes, interest, borrowing costs such as interest and dividend expenses on securities sold short, costs to organize the Fund, Acquired Fund fees and expenses, and extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business), to the amount of the “Maximum Operating Expense Limit” applicable to the Fund and each class of shares thereof as set forth on the attached Schedule A.

2.       The Fund agrees to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement or which have been reimbursed in accordance with Section 1 hereof (the “Deferred Fees”), subject to the limitations provided in this Section 2. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of brokerage costs, taxes, interest, borrowing costs such as interest and dividend expenses on securities sold short, costs to organize the Fund, Acquired Fund fees and expenses, and extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) that is equal to or less than the “Maximum Operating Expense Limit” of the respective class of shares of the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by the Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of brokerage costs, taxes, interest, borrowing costs such as interest and dividend expenses on securities sold short, costs to organize the Fund, Acquired Fund fees and expenses, and extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business) do not exceed (x) the “Maximum Operating Expense Limit” for the respective class of shares of the Fund then in effect and (y) the Maximum Operating Expense Limit for the respective class of shares of the Fund in effect at the time the expenses to be repaid were incurred.

Deferred Fees are subject to repayment by the Fund for a period of 36 months after the end of the fiscal month in which the Deferred Fees were incurred. Notwithstanding anything to the contrary in this Agreement, in no event will a Fund be obligated to pay any Deferred Fees with respect to any other series of the Trust.

3.       This Agreement with respect to the Fund shall continue in effect until the applicable termination date set forth on Schedule A and annually thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon written notice at least 90 days prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund. Any termination pursuant to this Section 3 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement. This Agreement will terminate automatically as to the Fund if the Advisory Agreement with respect to that Fund is terminated. Upon the termination of the Agreement for any reason, the Adviser acknowledges and agrees that (i) it remains liable for all fee reductions and reimbursement obligations pursuant to Section 1 hereof that accrued prior to the termination of this Agreement and (ii) the obligations under Section 2 hereof shall cease and terminate as to the Fund if the entire Agreement is terminated, and if the entire Agreement is not terminated, as to each Fund with respect to which the Agreement is terminated.

4.       The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

5.       This agreement may be modified only at the request of either party and with the approval of the Board of Trustees (the “Board”).

Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement for the Fund or the 1940 Act.

Notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ULTIMUS MANAGERS TRUST	LYRICAL ASSET MANAGEMENT LP

By: /s/ David R. Carson	By: /s/ Andrew Wellington

Name: David R. Carson	Name: Andrew Wellington
Title: President	Title: Managing Partner

SCHEDULE A

to

THIRD AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

Dated JANUARY 22, 2020

FOR ULTIMUS MANAGERS TRUST

Maximum Operating Expense Limit*

Fund Name	Investor Class	Institutional Class	Termination Date
Lyrical U.S. Value Equity Fund	1.70%	1.45%	April 1, 2022
Lyrical International Value Equity Fund	1.70%	1.45%	April 1, 2022

*	Expressed as a percentage of a Fund’s average daily net assets. This amount is exclusive of brokerage costs, taxes, interest, borrowing costs such as interest and dividend expenses on securities sold short, costs to organize the Fund, Acquired Fund fees and expenses, and extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business.

4